DPR: 8/10/95
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                      CROWN CORK & SEAL COMPANY, INC.
                    PENSION PLAN FOR OUTSIDE DIRECTORS


          This is the Crown Cork & Seal Company, Inc. Pension Plan for Outside Directors, established effective as of January 1, 1994, that Crown Cork & Seal Company, Inc. maintains to provide retirement benefits to eligible members of its Board of Directors.

ARTICLE I.  DEFINITIONS

          The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

          1.1 "Administrator" means the Compensation Committee, or the person or committee appointed by the Compensation Committee, which shall be responsible for those functions assigned to the Administrator under the Plan.

          1.2 "Affiliated Company" means any corporation, partnership or entity required to be aggregated with the Company under section 414 of the Internal Revenue Code at 1986, as amended.

          1.3 "Annual Retainer" means the base annual retainer paid to a Participant for his service as an Eligible Director during his last full calendar year as an Eligible Board Member.

          1.4  "Board" means the Board of Directors of the Company.

          1.5  "Company" means Crown Cork & Seal Company, Inc.

          1.6 "Eligible Director" means a member of the Board who is not employed by the Company or any Affiliated Company.

          1.7 "Payment Commencement Date" means the later of the date a Participant reaches age 70 or the date he ceases to be a member of the Board.

          1.8 "Participant" means an Eligible Director who has met the requirements of Section 2.1.

          1.9 "Plan" means the Crown Cork & Seal Company, Inc. Pension Plan for Outside Directors.
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          1.10 "Qualifying Service" means the period during which a member of the Board is an Eligible Board Member. Non-consecutive periods of Qualifying Service shall be aggregated to determine the amount of an individual's Qualifying Service.

          1.11 "Retirement Benefit" means the benefit payable to a Participant, beginning at his Payment Commencement Date, as determined under Section 3.1.


ARTICLE II.  ELIGIBILITY

          2.1 Eligibility Requirements. Each Eligible Director shall become a Participant upon being credited with five years of Qualifying Service.


ARTICLE III.  RETIREMENT BENEFITS

          3.1 Amount of Retirement Benefit. The monthly Retirement Benefit payable to a Participant shall be equal to 1/12 of the sum of (i) 50% of his Annual Retainer, and (ii) 10% of his Annual Retainer for each full year of Qualifying Service credited to him in excess of five. In no event shall a Participant's Retirement Benefit exceed 100% of his Annual Retainer.

          3.2 Commencement of Retirement Benefits. The Retirement Benefit due to a Participant pursuant to the Plan shall be paid in monthly installments beginning as of the first day of the month coincident with or next following his Payment Commencement Date.

          3.3 Duration of Retirement Benefits. The Retirement Benefit due a Participant pursuant to the Plan shall begin on the date specified in
Section 3.2 and shall continue for the period equal to the number of months of Qualifying Service credited to the Participant. Notwithstanding the foregoing, all Retirement Benefits shall cease upon the Participant's death.


ARTICLE IV.  AMENDMENT AND TERMINATION

          4.1 Amendment. The Board reserves the right to amend the Plan at any time, in any manner whatsoever, after delivery of written notification to all Eligible Directors of its intention and the effective date thereof; provided, however, that no such amendment shall operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder.

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          4.2  Termination of the Plan.  Continuance of the Plan is completely voluntary, and is not assumed as a contractual obligation of the Company. The Company, having adopted the Plan, shall have the right, at any time, prospectively to discontinue the Plan by action of the Board; provided, however, that such termination shall not operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder.


ARTICLE V.  MISCELLANEOUS

          5.1 Participant's Rights Unsecured. The right of any Participant to receive future payments under the Plan shall be an unsecured claim against the general assets of the Company. Any fund, account, contract or arrangement the Company chooses to establish for the future payments of benefits under the Plan shall remain part of the Company's general assets and no person claiming payments under the Plan shall have any right, title or interest to such fund, account, contract or arrangement.

          5.2 Administration by the Administrator. The Plan shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan, and who shall interpret, construe and implement the provisions of the Plan.

          5.3 Non-alienation. The right of any Participant to the payment of any benefit hereunder shall not be assigned, transferred, pledged or encumbered.

          5.4 Incapacity. If the Administrator shall determine that a Participant to whom any payment is due under the Plan is unable to care for his affairs because of illness or incapacity, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse of the Participant, to his child, parent, brother or sister, or to any other person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.

          5.5 Succession. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators, and legal representatives.

          5.6 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.

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          IN WITNESS WHEREOF, the Company has caused the Plan to be executed and attested by its duly authorized officers this 27 day of October, 1994.


Attest:                            CROWN CORK & SEAL COMPANY, INC.


/s/ William T. Gallagher          By:/s/ Richard L. Krzyzanowski
Attorney                             Executive Vice President, General Counsel
                                     and Secretary
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